U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

        Novartis AG
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

        Schwarzwaldalle 215
-------------------------------------------------------------------------------
                                    (Street)

        CH-4002, Basel Switzerland
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Chiron Corporation/CHIR
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Year

        10/00
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [x]  Form filed by more than one Reporting Person
_______________________________________________________________________________

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                                6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                         10/6/00          C             348,310      A     $47        348,310         D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    5,121,460         I      Through
                                                                                                                         Novartis
                                                                                                                         Pharma AG
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   73,842,852         I      Through
                                                                                                                         Novartis
                                                                                                                         Biotech
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        7,456         I      Through
                                                                                                                         Novartis
                                                                                                                         Corporation
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                   2.                                                                                     Deriv-    of
                   Conver-                    5.                                7.                        ative     Deriv-   11.
                   sion                       Number of                         Title and Amount          Secur-    ative    Nature
                   or                         Derivative      6.                of Underlying    8.       ities     Secur-   of
                   Exer-             4.       Securities      Date              Securities       Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4) of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed     Expiration Date   ---------------- Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)           (Month/Day/Year)           Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,      ----------------           or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)        Date     Expira-           Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------    Exer-    tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V   (A)    (D)      cisable  Date     Title    Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

7-1/4% Con-         $47     10/6/00   C           $10,069,000 Anytime  7/01/15  Common   348,310            0         D
vertible Sub-
ordinated
Debentures due
2015
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

On October 6, 2000, Novartis AG converted $10,069,000 fact amount of Chiron 7-1/4% Convertible Subordinated Debentures due 2015 into 348,310 shares of Chiron common stock. Novartis AG is the beneficial owner of a total of 79,320,078 Common Shares of Chiron Corporation. Of such shares, 5,121,460 shares are owned by Novartis Pharma AG (a wholly owned subsidiary of Novartis
AG) 73,842,852 shares are owned by Novartis Biotech Partnership, Inc. (an indirect wholly owned subsidiary of Novartis AG) 7,456 shares are owned by Novartis Corporation (an indirect wholly owned subsidiary of Novartis AG) and 348,310 shares were obtained by the conversion of the 7-1/4% Convertible Subordinated Debentures.


/s/ Robert L. Thompson, Jr.                               November 13, 2000
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Additional Reporting                Novartis Pharma AG (a wholly owned
Person:                             subsidiary of Novartis AG)

Address:                            Schwarzwaldallee 215; CH-4002
                                    Basel, Switzerland

Designated Filer:                   Novartis AG

Issuer & Ticker Symbol:             Chiron Corporation/CHIR

Statement for Month/Year:           10/00

                                        /s/ Wayne P. Merkelson       11/13/00
                                        -------------------------   ----------
                                                Signature of           Date
                                              Reporting Person

Additional Reporting                Novartis Biotech Partnership, Inc. (an
Person:                             indirect wholly owned subsidiary of
                                    Novartis AG)

Address:                            564 Morris Avenue;
                                    Summit, NJ 07901

Designated Filer:                   Novartis AG

Issuer & Ticker Symbol:             Chiron Corporation/CHIR

Statement for Month/Year:           10/00

                                        /s/ Jeff Benjamin            11/13/00
                                        -------------------------   ----------
                                                Signature of           Date
                                              Reporting Person

Additional Reporting                Novartis Corporation (an indirect
Person:                             wholly owned subsidiary of Novartis
                                    AG)

Address:                            564 Morris Avenue;
                                    Summit, NJ 07901

Designated Filer:                   Novartis AG

Issuer & Ticker Symbol:             Chiron Corporation/CHIR

Statement for Month/Year:           10/00

                                        /s/ Wayne P. Merkelson       11/13/00
                                        -------------------------   ----------
                                                Signature of           Date
                                              Reporting Person